UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549


                                   ----------


                                    FORM 8-K
                                 CURRENT REPORT
                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934


                                   ----------


                                  July 16, 2002
                                 Date of Report
                        (Date of earliest event reported)


                      Shenandoah Telecommunications Company
             (Exact name of registrant as specified in its charter)


            Virginia                       0-9881                 54-1162807
(State or other jurisdiction of          (Commission          (I.R.S. Employer
  incorporation or organization)        File Number)      Identification Number)


              P.O. Box 459
              Edinburg, VA                                             22824
(Address of principal executive office)                              (Zip code)


       Registrant's telephone number, including area code: (540) 984-4141

Item 5. Other Events


NEWS RELEASE

For further information, please contact Laurence F. Paxton at 540-984-5222.

                      SHENANDOAH TELECOMMUNICATIONS COMPANY
                        ANNOUNCES SECOND QUARTER RESULTS

      EDINBURG, VA, (July 16, 2002) - Shenandoah Telecommunications Company (NASDAQ: SHEN) announced unaudited revenues and financial results for the three and six month periods ended June 30, 2002. The results are a combination of strong revenue and ongoing operating income growth, offset by losses on external investments. The ongoing operating performance was the result of continued growth and expansion of its wireless businesses (which includes its PCS, cellular, and tower operations); improvements in its wireline operations (which includes its local telephone, cable television, and fiber optic networks); and, increases in other services, primarily Internet access and online information services.

      Total consolidated net loss for second quarter 2002 was $2.1 million, versus net income of $2.0 million in the second quarter of 2001. Net loss per share for the second quarter was $0.56 on a diluted basis, compared to net income per share of $0.53 on a diluted basis in second quarter 2001. Total consolidated net income for the six months ended June 30, 2002 was $42,000, versus net income of $2.5 million for the first six months of 2001. Results for all periods include gains and losses on external investments, as further described in a following section of this release.

      Net income from ongoing operations increased by $0.9 million or 47 percent to $2.9 million for the second quarter of 2002, or $0.76 per share on a diluted basis, up from $2.0 million and $0.52 per share in second quarter 2001. Net income from ongoing operations for the six months ended June 30, 2002 increased by $2.0 million or 63 percent to $5.5 million, or $1.44 per share on a diluted basis, compared to $3.4 million or $0.89 per share for the first six months of 2001. The Company defines ongoing operations as net income excluding gains and losses on external investments unaffiliated with operations. Total revenues were $27.5 million in first quarter 2002, as compared to $21.3 million in for the comparable period in 2001, an increase of 29 percent. The Company's revenue growth was primarily driven by large increases in its wireless businesses.

      The Company invested an additional $8.7 million in its operations during the quarter, bringing its gross property, plant, and equipment to $189.6 million. Total debt was $62.3 million at the end of the quarter, compared to $60.7 million at the end of the first quarter and $62.6 million at year-end 2001.

      President and CEO, Christopher E. French, commented: "Although we are disappointed with our losses on external investments, we are very pleased with the operating financial results of second quarter 2002. We are currently focusing our capital program on enhancing our portion of Sprint's nationwide PCS network in preparation for the launch of 3G services later this summer." Wireless Operations

      Total Wireless revenues grew to $19.1 million, an increase of $5.9 million or 45 percent compared to second quarter 2001. The Company experienced strong growth in its PCS revenues as a Network Partner of Sprint, which increased by $5.5 million, or 71 percent, to $13.2 million for the second quarter of 2002. Revenues from the cellular operation grew by $0.3 million to $5.3 million, an increase of 6 percent. The Company also recorded a $0.2 million increase in tower revenue from outside parties for lease of space on its wireless towers. In addition to this external revenue, the Company's towers are also used in the provision of the Company's own wireless services.

      The Company's base of Sprint PCS customers ended the quarter at approximately 60,000, as compared to approximately 57,000 as of March 31, 2002 and 31,000 as of June 30, 2001. The customer numbers for periods prior to June 30, 2002 have been revised from previously released figures to correct an internal data tabulation error. This correction had no financial impact. Gross additions for the quarter were negatively impacted by the introduction of a $125 deposit for sales to certain prospective customers deemed credit challenged.

      PCS travel revenue, which is generated by use of the Company's network by PCS customers located in Sprint and its other affiliate markets, generated $3.9 million in second quarter 2002. The offsetting expense, generated by Sprint PCS customers located in Shentel's territory, using other portions of Sprint's nationwide PCS network, was $2.5 million, resulting in a positive net of $1.4 million. The net of travel revenue and expense for second quarter 2001 was $0.6 million. Roaming revenue generated by non-Sprint PCS customer use of the network was $0.8 million, versus the offsetting expense of $0.1 million by the Company's own customers' roaming off the Sprint PCS network, for a net of $0.7 million. The net of roamer revenue and expense for second quarter 2001 was negative $0.1 million.

      The PCS operation generated $1.4 million of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), its fourth consecutive positive quarter. EBITDA for this operation was negative $0.3 million in second quarter 2001. Depreciation expense in the PCS operation was $2.1 million for the second quarter 2002, as compared to $1.2 million in second quarter 2001. Net loss for the Company's Sprint PCS operations was $0.9 million for the quarter, compared to a loss of $1.4 million in second quarter 2001.

Wireline Operations

      Total wireline revenues reached $6.9 million, an increase of $0.2 million or 2 percent, compared to second quarter 2001. The local telephone operation exhibited improvements during the quarter driven by an increase in access revenues of $0.3 million. This revenue growth was driven by increased use of our network by other telecommunications providers.

      The Company's interstate fiber optic network generated a total of $1.2 million of lease revenue, a decrease of $0.4 million compared to second quarter 2001 and a decrease of $0.6 million compared to first quarter 2002. Competitive pricing has resulted in lease rate decreases for both renewed and new agreements. In addition to generating revenue from outside leases, the Company's fiber network is also extensively used to support its telephone, CATV, Internet and wireless operations.

      The primary customers for access and fiber lease services are other telecommunications carriers. The Company has recently experienced delayed payment by some of the financially distressed carriers. Accordingly, the telephone subsidiary's allowance for uncollectibles was increased by $0.1 million in the second quarter.

Other Operations

      Within other revenues, Internet access and web services revenues increased by 37 percent to $1.2 million. The Company ended the quarter with approximately 18,000 Internet Customers.

External Investments

      Pre-tax losses on investments of $8.1 million are included in total results for the quarter. This included a loss of $8.0 million associated with the decreased market value in the

Company's 260,158 shares of VeriSign, Inc. held as of June 30, 2002. In 2001 the Company had recognized a $12.7 million non-cash gain resulting from the December 12, 2001 merger between Illuminet Holdings, Inc. and VeriSign, Inc. At the time of the closing of this merger, the Company received 310,158 shares of VeriSign valued at $13.2 million. The Company's recognition of the gain on exchange of Illuminet shares for VeriSign shares in 2001 was required by generally accepted accounting principles. The Company sold 50,000 shares of VeriSign in first quarter of 2002.

      On July 10, 2002, the Company liquidated its remaining investment in VeriSign, receiving proceeds of approximately $1.3 million. A pre-tax loss of $0.6 million will be reflected in the financial results of the Company for the third quarter of 2002 as a result of this sale.

      The Company's investment in VeriSign is a result of its prior investments in Illuminet's predecessor companies. In total, the Company originally invested $0.9 million and has received cash proceeds of $5.3 million from sales of Illuminet stock prior to the exchange for VeriSign shares, and $2.8 million in the sale of VeriSign shares post-merger, bringing total cash proceeds on this $0.9 million investment to $8.1 million.

Additional Information

      Summary financial information with reconciliation between total net income and results from ongoing operations is attached to this release. Additional information and detail may be found in the Company's upcoming Form 10Q filing, which is due to be filed with the Securities and Exchange Commission by August 14, 2002.

      Shenandoah Telecommunications Company is a holding company which provides a broad range of telecommunications services through its nine operating subsidiaries. The

Company celebrated its 100th anniversary of service on June 9, 2002. The Company is traded on the NASDAQ National Market under the symbol "SHEN." The Company's operating subsidiaries provide local telephone, cable, Internet access, interexchange facilities, cellular and PCS services, along with many other associated services, to the Quad State region from Harrisonburg, Virginia to Harrisburg and Altoona, Pennsylvania.

                                               /s/ LAURENCE F. PAXTON

                                                   Laurence F. Paxton
                                                   Vice President -Finance

Income from ongoing operations and EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered alternatives to net income (loss) as measures of performance or to cash flows as a measure of liquidity. This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs and other competitive factors.

SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

                                                          June         December
Condensed Balance Sheets                                   30,            31,
                                                          2002           2001
                                                       ---------      ---------
Total current assets                                   $  16,208      $  16,034
Total securities and investments                           9,442         18,463
Property, plant and equipment                            189,633        175,286
  Less accumulated depreciation                          (54,012)       (47,182)
                                                       ---------      ---------
Net property, plant and equipment                        135,621        128,104
Other assets, net                                          4,229          4,196
                                                       ---------      ---------
   Total assets                                        $ 165,500      $ 166,797
                                                       =========      =========

Current liabilities, exclusive of
   debt of $12,487 and $10,587                         $  11,184      $  11,054
Long- and short-term debt                                 62,299         62,636
Total other liabilities                                   15,346         16,667
Minority interests                                         1,884          1,838
Total stockholders' equity                                74,787         74,602
                                                       ---------      ---------
   Total liabilities and stockholders' equity          $ 165,500      $ 166,797
                                                       =========      =========


                                              Three months ended        Six months ended
Condensed Statements of Income                      June 30,                June 30,
                                                2002        2001        2002        2001
                                             --------    --------    --------    --------
Operating Revenues-Wireless                  $ 19,096    $ 13,201    $ 36,006    $ 23,226
                  -Wireline                     6,896       6,733      14,311      13,410
                  -Other                        1,495       1,346       3,016       2,478
                                             --------    --------    --------    --------
   Total operating revenue                     27,487      21,280      53,333      39,114
                                             --------    --------    --------    --------
Cost of goods and services                      1,943       1,843       4,621       3,372
Network operating costs                         8,953       7,351      16,554      13,569
Depreciation and amortization                   3,638       2,909       7,133       5,392
Selling, general and administrative             5,950       4,102      11,519       7,808
                                             --------    --------    --------    --------
   Total operating expenses                    20,484      16,205      39,827      30,141
                                             --------    --------    --------    --------
Operating income                                7,003       5,075      13,506       8,973
Minority interest                              (1,320)     (1,114)     (2,579)     (1,997)
Interest expense                               (1,052)       (996)     (2,120)     (2,037)
Other income (expense)                         (8,153)        208      (8,726)       (979)
Income tax provision                            1,408      (1,177)        (39)     (1,475)
                                             --------    --------    --------    --------
   Net income (loss)                         $ (2,114)   $  1,996    $     42    $  2,485
                                             ========    ========    ========    ========
Net earnings/(loss) per share, diluted       $  (0.56)   $   0.53    $   0.01    $   0.66

RECONCILIATION OF NET INCOME TO RESULTS FROM ONGOING OPERATIONS
(In thousands)

                                            Three months ended     Six months ended
                                                  June 30,              June 30,
                                              2002       2001       2002       2001
                                            -------    -------    -------    -------
Net income (loss)                           $(2,114)   $ 1,996    $    42    $ 2,485
Adjustment for (gain)/loss on investments     8,221        (42)     8,914      1,398
Tax effect on investment results             (3,206)        16     (3,476)      (530)
                                            -------    -------    -------    -------
Results from ongoing operations             $ 2,901    $ 1,970    $ 5,480    $ 3,353
                                            =======    =======    =======    =======

                                      #####

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARY COMPANIES

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                SHENANDOAH TELECOMMUNICATIONS COMPANY
                (Registrant)


July 16, 2002   /s/ CHRISTOPHER E. FRENCH
                ----------------------------
                    Christopher E. French
                    President


July 16, 2002   /s/ LAURENCE F. PAXTON
                ----------------------------
                    Laurence F. Paxton
                    Vice President - Finance